UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 5, 2015

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

Tyngsborough Land Litigation Settlement Agreement

As previously disclosed, on March 26, 2015, Franklin Equities, LLC and FE Potash 100, LLC (together, the “Plaintiffs”), abutters of the approximately 102 acres of undeveloped land located in Tyngsborough, Massachusetts owned by the Company (the “Tyngsborough Land”) , filed a complaint (the “Complaint”) in the Land Court Department of the Trial Court of the Commonwealth of Massachusetts against Sycamore Networks, Inc. (the “Company”) and Charles McAnsin Associates, A Limited Partnership, asserting a claim to quiet title with respect to the Tyngsborough Land and seeking relief in the form of various declarations and an award of Plaintiffs’ costs (the “Tyngsborough Litigation”). On October 5, 2015, the Company, Princeton Tyngsborough Commons LLC (“Buyer”), the Plaintiffs and certain other parties named therein entered into a Settlement Agreement with respect to the Tyngsborough Litigation and certain other litigation to which the Company was not a party (the “Settlement Agreement”) providing for, among other things: (i) the filing of a motion to stay the Tyngsborough Litigation upon the parties’ entry into the Settlement Agreement; and (ii) in connection with the closing of the sale of the Tyngsborough Land to Buyer (or its permitted assigns), (A) the filing of a stipulation of dismissal, with prejudice, of the Tyngsborough Litigation, upon the payment by the Company and Buyer to the Plaintiffs of an aggregate amount of $125,000 (the Company and Buyer separately agreed that the Company shall only be required to pay $50,000 of such settlement amount), (B) the termination of the Reciprocal Easement Agreement, dated as of November 23, 1998, by and between predecessors-in-title of the Plaintiffs and the Company as owners of certain real property (including, in the case of the Company and its predecessor-in-title, several lots constituting the Tyngsborough Land) and (C) the entry into a new easement agreement between the Company and the Plaintiffs pursuant to which each party granted the other certain rights of use and access with respect to the Tyngsborough Land. The executed stipulation of dismissal and termination of and new easement agreement have been, and the settlement funds will be, deposited with an escrow agent for filing with the registry of deeds and payment to the Plaintiffs, as applicable, in connection with the closing of the sale of the Tyngsborough Land. The Settlement Agreement also provides that if the closing does not occur on or before December 31, 2015 (or such later date as the parties to the Settlement Agreement agree in writing), the parties shall have no further obligations under the Settlement Agreement, the escrowed documents will be returned to the appropriate parties and the Plaintiff may re-start the Tyngsborough Litigation.

Tyngsborough Land Purchase Agreement Amendment

Also, as previously reported, on October 10, 2014, the Company entered into a Purchase and Sale Agreement, as amended on each of February 24, 2015, March 27, 2015, March 30, 2015, July 30, 2015, September 15, 2015 and September 30, 2015, relating to the sale of the Tyngsborough Land to Buyer for a total purchase price of $2.5 million (the “Purchase Agreement”). On October 9, 2015, in connection with the entry into the Settlement Agreement, the Company and Buyer entered into a Seventh Amendment to Purchase and Sale Agreement (the “Seventh Amendment”) providing for, among other things: (i) an extension of the closing date to December 4, 2015; (ii) acceleration of the expiration of the Company’s representations and warranties and obligations under the Purchase Agreement to February 29, 2016; and (iii) the ability of Buyer to assign its rights under the Purchase Agreement to a third party buyer of a portion of the Tyngsborough Land with the Company’s consent, provided that certain conditions are met. The terms of the Purchase Agreement, as amended, provide that in the event that Buyer defaults on its obligation to complete the transaction, the Company will retain the entire amount of the deposits, which totaled $350,000 as of October 9, 2015.

The closing of the sale is subject to certain conditions and obligations of the parties prior to closing, some of which are outside of the Company’s control and, accordingly, there can be no assurance when or if such closing will occur. If the Purchase Agreement is terminated, there can be no assurance of when, if ever, the Company will be able to sell the Tyngsborough Land. The inability to sell the Tyngsborough Land may delay the completion of the Company’s liquidation and related distributions to its stockholders.

Incorporation by Reference

Copies of the Settlement Agreement and Seventh Amendment are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the Settlement Agreement, the Purchase Agreement and the Seventh Amendment in this Current Report are summaries and are qualified in their entirety by reference to the complete text of such agreements. For further information regarding the sale of the Tyngsborough Land and the Tyngsborough Litigation, please see the Company’s Current Reports on Form 8-K filed on October 17, 2014, February 26, 2015, April 1, 2015, August 4, 2015, September 17, 2015 and October 5, 2015 and the terms and conditions of the agreements filed as exhibits thereto; the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 filed on October 27, 2014; the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 25, 2014 filed on December 4, 2014; the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 24, 2015 filed on March 9, 2015; and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 25, 2015 filed on June 5, 2015.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

10.1	Settlement Agreement, dated October 5, 2015, by and among Franklin Equities, LLC, FE Potash 100, LLC, Sycamore Networks, Inc. and Princeton Tyngsboro Commons LLC, and, with respect to Sections 2–4, and 7–15 and beneficially as to Section 5 only, Potash Properties, LLC.

10.2	Seventh Amendment to Purchase and Sale Agreement, dated as of October 9, 2015, by and between Sycamore Networks, Inc. and Princeton Tyngsborough Commons LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President, General Counsel and Secretary
(Duly Authorized Officer and Principal Executive Officer)

Dated: October 9, 2015